Exhibit 99.2

Press Release
www.shire.com

Director/PDMR Shareholding

March 3, 2014 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that on February 28, 2014, Stock Appreciation Rights (“SARs”) and Performance Share Awards (“PSAs”) were granted to Persons Discharging Managerial Responsibility (“PDMRs”) under Part A and Part B respectively of The Shire Portfolio Share Plan (“PSP”). SARs and PSAs will normally vest after three years, subject to any performance conditions being satisfied, with no consideration payable on these awards. The awards were granted over notional Ordinary Shares (“Shares”) and American Depositary Shares (“ADSs”) in the Company as follows:

PDMR	Type of Award(1)	Type of Security(2)	Number of Securities	Exercise Price
Flemming Ornskov	SAR	ADS	34,174	$168.54
	PSA	ADS	25,631	Nil
Tatjana May	SAR	Share	26,718	£33.83
	PSA	Share	22,329	Nil

(1)	SARs and PSAs granted to Dr. Ornskov and PSAs granted to Ms. May are subject to performance conditions.
(2)	One ADS is equal to three Shares.

The Company also announces that PSAs granted to PDMRs on February 28, 2011 under Part B of the PSP vested on February 28, 2014. The number of Shares released and the number of Shares sold to satisfy personal tax liabilities were as follows:

PDMR	Shares Released(3)	Shares Sold(4)
Graham Hetherington(5)	61,689	29,287
Tatjana May	20,742	9,848

(3)	In accordance with the PSP rules, the vested PSAs have been increased to reflect the dividends paid by the Company during the period from the date of grant to the date of vesting.
(4)	Shares were sold on the London Stock Exchange at an average sale price of £33.98 each.
(5)	The PSA granted to Graham Hetherington was subject to performance conditions measured over the performance period 2011 to 2013. Based on the performance conditions, 100% of the PSA vested.

This notification is to satisfy the Company’s obligations under 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Laurie Stelzer	lstelzer@shire.com	+1 781 482 0733
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com